HOTCHKIS AND WILEY FUNDS

OPERATING EXPENSE LIMITATION AGREEMENT
THIS OPERATING EXPENSE LIMITATION AGREEMENT (the “Agreement”) is effective as of the 28th day of August, 2026 by and between HOTCHKIS AND WILEY FUNDS, a Delaware statutory trust (the “Trust”), on behalf of its series listed in Appendix A below (the, “Fund”), and HOTCHKIS AND WILEY CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (the “Advisor”).
W I T N E S S E T H:
WHEREAS, the Advisor renders advice and services to the Funds pursuant to the terms and provisions of those certain Investment Advisory Agreements between the Trust and the Advisor in respect of the Funds (collectively, the “Investment Advisory Agreements”); and
WHEREAS, the Fund is responsible for, and have assumed the obligation for, payment of certain expenses that have not been assumed by the Advisor pursuant to the Investment Advisory Agreements; and
WHEREAS, the Trust and the Advisor wish to agree to certain expense limitations with respect to the Fund;
NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:
1.Limit on Operating Expenses. The Advisor hereby agrees to limit and reimburse expenses to the Fund’s current Operating Expenses to an annual rate, expressed as a percentage of the Fund’s average annual net assets to the amounts listed in Appendix A (the “Annual Limits”). In the event that the current Operating Expenses the Fund, as accrued each month, exceed its Annual Limit the Advisor will pay to the Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.
2.Definition. For purposes of this Agreement, the term “Operating Expenses” with respect to the Fund, is defined to include all expenses necessary or appropriate for the operation of the Fund, but does not include any front-end or contingent deferred sales loads, taxes, leverage interest, brokerage commissions, acquired fund fees and expenses, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation.
3.Term. The Advisor agrees to limit the annual Operating Expenses of the Fund as set forth below through August 31, 2027, unless sooner terminated as provided in Paragraph 4 of this Agreement.
4.Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Fund, upon sixty (60) days’ written notice to the Advisor. This Agreement may not be terminated by the Advisor without the consent of the Board of Trustees of the Trust. This Agreement will automatically terminate with respect to the Fund if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination.
5.Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.
6.Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.
7.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officer, all on the day and year first above written.

HOTCHKIS AND WILEY FUNDS By: /s/ Anna Marie Lopez Name: Anna Marie Lopez Title: President	HOTCHKIS AND WILEY CAPITAL MANAGEMENT, LLC By: /s/ Anna Marie Lopez Name: Anna Marie Lopez Title: Chief Operating Officer

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Appendix A

Annual Fee Rate
HW Opportunities MP Fund	0.00%

Appendix A – Page 1